FOR IMMEDIATE RELEASE

Dot VN, Inc. Co-Founder and President, Lee Johnson Honored by the Vietnamese Ministry of Information and Communications and the Prime Minister’s Office.

SAN DIEGO, CALIFORNIA – October 31, 2011 Dot VN, Inc., (http://www.dotvn.com) (OTC Trading Symbol: DTVI), an Internet and Telecommunications Company and the exclusive online global IDN domain name registrar for the Country of Vietnam (“the Company” or “Dot VN”), announced today that on October 28, 2011, at the Ministry of Information and Communications (the “MIC”) building located at 18 Nguyen Du, Hanoi, Vietnam, Deputy Minister of MIC Nguyen Thanh Hung presented Dr. Lee Johnson, President and Co-Founder of Dot VN and its subsidiary Hi-Tek Multimedia, Inc. (“HI-TEK”), with an award from Prime Minister, Nguyen Tan Dung’s Office.  Dr. Lee Johnson is the first overseas Vietnamese which the MIC nominated to the Prime Minister for an award in recognition of his outstanding achievements in strengthening and developing the Internet in Vietnam.

Beginning in 2001, Dr. Johnson returned to his native Vietnam to study the development of the domain name system in Vietnam and began a close cooperative relationship with the then, newly formed, Vietnam Internet Network Information Center (“VNNIC”), which was established to create policy and manage the Vietnamese domain name system as well as build a master plan for the adoption of the Vietnamese domain name globally.  One of Dr. Johnson’s most important contributions was the creation of Decision No. 92 of Ministry of Posts and Telecommunications, which enabled domestic Vietnamese entities, individuals as well as foreign entities to register and use the Vietnamese domain names “.vn”.

During his speech honoring Dr. Johnson, Deputy Minister of the MIC, Nguyen Thanh Hung said: “This award is recognition of the contribution of both HI-TEK and Phuoc Lee Johnson in his personal capacity, to promote Vietnam's Internet in order to keep pace with other developing countries in the region and the world”.  He also expressed hope that Dr. Johnson will continue to work closely with VNNIC to promote Vietnam’s image, culture and people throughout the world thereby continuing the socio-economic development of the country.

In his acceptance speech, Dr. Johnson vowed that beginning in 2012 and onward into the future, he will redouble his efforts towards the promotion and development of the Vietnamese Domain Name “.vn”.  Additionally he will continue to launch new successful programs designed to drive the use and adoption of the Vietnamese native language internationalize domain name (the “IDN”) in order to continue building and preserving the value of Vietnamese culture on the Internet.

(Source: The Ministry of Information and Communications of the Socialist Republic of Vietnam http://mic.gov.vn/tintucsukien/tinhoatdongcuabo/Trang/Traot%E1%BA%B7ngB%E1%BA%B1ngkhenc%E1%BB%A7aTh%E1%BB%A7t%C6%B0%E1%BB%9BngCh%C3%ADnhph%E1%BB%A7n%C4%83m2011cho%C3%B4ngPh%C6%B0%E1%BB%9BcLeeJohnson.aspx )

About Dot VN:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam and operates and manages Vietnam’s premier online media web property, www.INFO.VN.  The Company is the “exclusive online global domain name registrar for .VN (Vietnam) and the recently launched Vietnamese Native Language Internationalized Domain Names (IDNs).”  Dot VN is the sole distributor of Micro-Modular Data CentersTM solutions and E-Link 1000EXR Wireless Gigabit Radios to Vietnam and Southeast Asia region.  Dot VN is headquartered in San Diego, California with offices in Hanoi, Danang and Ho Chi Minh City, Vietnam.  For more information, visit www.DotVN.com.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

    Thomas M. Johnson, Chairman and CEO
    Dot VN, Inc.
    Phone: 858-571-2007 x14
    Email: Inquiries@DotVN.com
    Website: www.DotVN.com, en.www.INFO.VN
    Register your “.vn” domains at:  www.VN